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Exhibit 10.2

Summary of Non-Employee Director Compensation Arrangements

        Effective April 15, 2009, each director of IAC who is not an employee of IAC or any of its businesses receives an annual retainer of $50,000 and the Chairpersons of the Audit and Compensation and Human Resources Committees each receive an additional annual retainer of $20,000. Members of the Audit and Compensation and Human Resources Committees (including the chairpersons) receive an additional annual retainer of $10,000 and $5,000, respectively.

        In addition, non-employee directors receive a grant of restricted stock units with a dollar value of $250,000 upon their initial election to office and annually thereafter upon re-election on the date of IAC's annual meeting of stockholders. The terms of these restricted stock units provide for: (i) vesting in three equal annual installments commencing on the first anniversary of the grant date, (ii) cancellation and forfeiture of unvested units in their entirety upon termination of board service and (iii) full acceleration of vesting upon a change in control of IAC. IAC also reimburses non-employee directors for all reasonable expenses incurred by these directors as a result of attendance at IAC Board and Committee meetings.

        Under IAC's Deferred Compensation Plans for Non-Employee Directors, non-employee directors may defer all or a portion of their annual retainer(s). Eligible directors who defer their retainer(s) can elect to have such deferred amounts applied to the purchase of share units, representing the number of shares of IAC Common Stock that could have been purchased on the relevant date, or credited to a cash fund. If any dividends are paid on IAC Common Stock, dividend equivalents will be credited on the share units. The cash fund will be credited with deemed interest at an annual rate equal to the weighted average prime lending rate of JPMorgan Chase Bank.

        Upon termination, a director will receive: (i) with respect to share units, such number of shares of IAC Common Stock as the share units represent and (ii) with respect to the cash fund, a cash payment. Payments upon termination will be made in one lump sum or up to five installments, as previously elected by the eligible director at the time of the related deferral election.

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  Exhibit 10.2